EXHIBIT 99.1



                            STOCK PURCHASE AGREEMENT

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                            STOCK PURCHASE AGREEMENT

         Agreement, made this 6th day of October, 1998, by and between RALPH W. NEWTON, JR. and PATRICIA L. NEWTON ("Sellers") and GLEN C. LODER ("Buyer").

         In consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

                                    ARTICLE I
                                    PURCHASE

         1.01 PURCHASE OFFER. Subject to the terms and conditions hereof, Buyer hereby agrees to purchase 140,000 Shares of Class B Preferred Stock (the "Shares") of Capital Reserve Corporation, a Colorado corporation (the "Company"), for an aggregate purchase price of $40,000 and the stock options described in Section 1.04 below. Buyer shall cause the Company to engage in a private placement of its common stock. Buyer is to receive the first $40,000 of the proceeds of such offering and shall use such proceeds to pay the purchase price.

         1.02 BUYER'S ACKNOWLEDGMENTS. Buyer acknowledges that since the Shares are "restricted securities" as that term is defined in Rule 144 of the General Rules and Regulations under the Act, Buyer will not offer, sell, transfer or otherwise dispose of the Shares except in a transaction which does not violate the Securities Act of 1933, as amended (the "Act").

         1.03 BUYER'S COVENANTS. Buyer acknowledges that the Shares may be deemed to be "control shares" of the Company and that the Company, whose Common Stock is registered under the Securities Exchange Act of 1934, is subject to certain reporting obligations to the United States Securities and Exchange Commission (the "Reporting Obligations"). Buyer agrees that it will comply with all such applicable Reporting Obligations in connection with this purchase and that it will cause the Company to comply with such Reporting Obligations as well.

         1.04 STOCK OPTIONS. As additional  consideration for the Shares,  Buyer shall cause the Company to issue to the Sellers options to purchase up to 200,000 shares of Common Stock at a price of $0.25 per share. The options shall be exercisable for a two-year period. Buyer agrees to cause the Company to register the shares issuable upon exercise of the options. Appropriate adjustment shall be made in the case of stock splits, reverse stock splits, other recapitalizations, or the exchange of securities to effect a merger or acquisition of the Company. Further, the options shall contain the same type of anti-dilution provisions typically found in underwriter's warrants (a sample of which is attached hereto as Exhibit A), which will protect Sellers in the event of the sale by the Company of shares of its common stock at a price below the exercise price.

         1.05 SELLERS' COVENANTS. Ralph W. Newton Jr. is presently the President and a director of the Company. Mr. Newton acknowledges that ownership of the Shares will give Buyer the power to elect a majority of the board of directors of the Company. Mr. Newton agrees to voluntarily submit his resignation as an officer and director of the Company, and agrees to obtain the resignation of Linda M. Opfer. Further, Mr. Newton agrees to appoint Buyer and his designees as officers and directors of the Company. In addition, Sellers agree to cause the Class B Preferred Stock of the Company to be convertible if Buyer so desires.

         1.06 VOTING RIGHTS. Sellers agree to execute proxies naming Buyer as their proxy to vote the Shares. The proxies shall be in effect until the earlier of (i) the termination of this Agreement, or (ii) December 31, 1998.

                                                                      [initials]



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                                   ARTICLE II
                                 INDEMNIFICATION

         2.01 BUYER'S INDEMNIFICATION. Buyer shall indemnify Ralph W. Newton, Jr. and hold him harmless from and against any and all claims arising out of or in connection with Buyer's ownership of the Shares and management of the Company after the date of this Agreement.

         2.02 NEWTON'S INDEMNIFICATION. Ralph W. Newton, Jr. shall indemnify Buyer and hold him harmless from and against any and all claims arising out of or in connection with Mr. Newton's ownership of the Shares and management of the Company prior to the date of this Agreement.

                                   ARTICLE III
                             CLOSING AND TERMINATION

         3.01 CLOSING. The closing of this transaction shall be held at the offices of Dill Dill Carr Stonbraker & Hutchings, P.C., Denver, Colorado, no later than December 31, 1998. Upon execution of this Agreement, Sellers shall deposit the certificates representing the Shares and signed stock powers. Upon the delivery of $40,000 for the Shares by Buyer, Dill Dill Carr Stonbraker & Hutchings, P.C. shall release the stock certificate and stock powers to Buyer. If Buyer shall not have delivered $40,000 to Dill Dill Carr Stonbraker & Hutchings, P.C. by December 31, 1998, the stock certificates and stock powers shall be returned to Sellers and this Agreement shall be deemed terminated.

         3.02 MUTUAL TERMINATION. This Agreement may be terminated prior to December 31, 1998 by the mutual agreement of the parties.

         3.03 CHANGE OF MANAGEMENT UPON TERMINATION. Should this Agreement terminate, Buyer agrees to cooperate with Sellers in effecting a change in the management of the Company. Such cooperation shall include tendering resignations and appointing new officers and directors if requested by Sellers.

         3.04 COSTS. Buyer shall bear the cost of any transfers of the stock certificates after closing and the expenses incurred in connection with this Agreement.

         3.05 TIME OF THE ESSENCE. Buyer acknowledges that time is of the essence with respect to the closing of this purchase.

         IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

"Sellers"                                                     "Buyer"




/S/RALPH W. NEWTON, JR.                                       /S/GLEN C. LODER
Ralph W. Newton, Jr.                                          Glen C. Loder




/S/RALPH W. NEWTON, JR.
Patricia L. Newton by Ralph W. Newton, Jr.
As her Attorney-in-Fact

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